Exhibit 99.1

Natural Alternatives International, Inc.

Announces First Quarter Results

SAN MARCOS, CALIF, October 24, 2005 /PRNewswire/ —Natural Alternatives International, Inc. (“NAI”) (Nasdaq: NAII), a leading formulator and manufacturer of customized nutritional supplements, today announced net income of $412,000 or $0.06 per diluted share on net sales of $21.7 million for the three months ended September 30, 2005.

First quarter net sales decreased 4% to $21.7 million from $22.7 million for the comparable quarter last year. The reduction in net sales resulted primarily from the decrease in private label contract manufacturing sales. Income from operations decreased to $678,000 from $1.4 million in the comparable quarter last year. Net income decreased to $412,000 or $0.06 per diluted share from $852,000 or $0.13 per diluted share for the comparable quarter last year.

As of September 30, 2005, NAI had cash and working capital of $5.6 million and $15.3 million compared to $1.9 million and $14.4 million at June 30, 2005, respectively. Cash flows from operating activities for the first quarter were $3.8 million.

President Randell Weaver commented, “An increase in revenue from our largest customer was offset by a reduction in revenue from our second largest and other contract manufacturing customers. As we anticipate the decline in revenue to continue in the second quarter of fiscal 2006, we are responding appropriately to reduce our cost structure and remain profitable. We continue to identify and evaluate acquisition opportunities that could increase product lines, expand distribution channels or enhance manufacturing capabilities.”

CEO Mark LeDoux added, “We have made a considerable investment in our recent facility expansion and TGA recertification in an effort to develop new relationships with large, quality oriented contract manufacturing customers. We believe this strategy is beginning to be rewarded. We have received initial purchase orders from two new customers who are leaders in the direct sales marketing channel. We expect to fill the initial orders in our fiscal third and fourth quarters and are optimistic our relationships with these new customers will continue to grow.”

NAI, headquartered in San Marcos, California, is a leading formulator and manufacturer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to the client including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, receiving continuing support from our larger customers, our expectations and beliefs with respect to future financial and operating results, and our ability to continue to implement our strategic plans and develop and increase sales to new customers. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SOURCE – Natural Alternatives International, Inc.

CONTACT – John R. Reaves, Chief Financial Officer, Natural Alternatives International, Inc.,

760-736-7700 or investor@nai-online.com.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2005	June 30, 2005
ASSETS
Cash and cash equivalents	$5,585	$1,916
Accounts receivable, net	5,929	10,834
Inventories, net	14,079	12,987
Deferred income taxes	451	421
Other current assets	1,120	1,012

Total current assets	27,164	27,170
Property and equipment, net	15,913	16,507
Deferred income taxes	276	276
Other assets	185	185

Total Assets	$43,538	$44,138

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$11,836	$12,772
Long-term debt, less current installments	2,772	2,979
Deferred rent	1,266	1,264
Long-term pension liability	221	206

Total Liabilities	16,095	17,221

Stockholders’ Equity	27,443	26,917

Total Liabilities and Stockholders’ Equity	$43,538	$44,138

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three months ended September 30,
	2005	2004
NET SALES	$21,733	$22,727
Cost of goods sold	17,677	17,409

Gross profit	4,056	5,318
Selling, general & administrative expenses	3,378	3,924

INCOME FROM OPERATIONS	678	1,394
Other expense, net	27	50

INCOME BEFORE INCOME TAXES	651	1,344
Provision for income taxes	239	492

NET INCOME	$412	$852

NET INCOME PER COMMON SHARE:
Basic	$0.07	$0.14

Diluted	$0.06	$0.13

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic shares	6,013,390	5,923,766

Diluted shares	6,469,104	6,447,677